Exhibit 99.1

News Release
For Release January 21, 2004
10:00 A.M.

Contact:	Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or
Robin D. Brown, Senior Vice President & Director of Marketing
(803) 951- 2265

First Community Corporation Announces Earnings and Cash Dividend

Lexington, S.C. January 21, 2004 - Today First Community Corporation, the holding company for First Community Bank, reported net income for the fourth quarter and year ended 2003. For the year ended December 31, 2003, net income was $1.797 million compared to the $1.464 million earned during the same period in 2002, an increase of 22.7%. Diluted earnings per share for 2003 were $1.08 compared to $.90 earned during 2002, a 20% increase. Shareholders' equity was $19.5 million at December 31, 2003, an increase of 6.0% over the $18.4 million in shareholders' equity at December 31, 2002. Total assets were $215.0 million at December 31, 2003, an increase of 10.1% over December 31, 2002 assets of $195.2 million. Net income for the quarter was $439 thousand compared to the fourth quarter 2002 net income of $432 thousand. Diluted earnings per share was $.26 for both the fourth quarter of 2003 and 2002.

In addition to releasing fourth quarter and year-end earnings, the company also announced that the board of directors had approved a cash dividend for the fourth quarter of 2003. The company declared a $.05 per share dividend, payable February 16, 2004 to shareholders of record as of February 2, 2004.

Mike Crapps, president and chief executive officer commented on the company's recent performance by saying, "The Company's performance during 2003 was strong, led by a 22.7% increase in net income." Crapps noted, "During 2003 First Community Bank launched its website, www.firstcommunitysc.com, and introduced a new online banking product. Also in 2003, the Company began trading on the NASDAQ Small Cap Market." Crapps continued, "In addition to the financial success First Community Corporation enjoyed in 2003, the company announced expansion plans with a seventh First Community Bank office scheduled to open in northeast Columbia in the spring of this year."

First Community Corporation trades on the NASDAQ Small Cap Market under the symbol "FCCO" and is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina. First Community Bank operates six banking offices located in Lexington, Forest Acres, Irmo, Cayce-West Columbia, Gilbert and Chapin.

Statements contained in this press release that are not historical facts are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward looking statements contained in this release and that may affect the company's prospects in general include, but are not limited to, changes in general economic and business conditions and such other factors as are described in the company's filings with the Securities and Exchange Commission.

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FIRST COMMUNITY CORPORATION
BALANCE SHEET DATA
(Dollars in thousands, except per share data)

	At December 31,
	2003	2002
Total assets	$215,029	$195,201
Investment securities	58,954	69,785
Loans	119,304	99,991
Allowance for Loan Losses	1,705	1,525
Total Deposits	185,258	168,062
Other Borrowings	9,101	7,470
Shareholders' Equity	19,509	18,439
Book Value Per Share	$12.21	$11.63
Tangible Book Value Per Share	$11.74	$11.01
Equity to Assets	9.1%	9.4%
Loan to Deposit Ratio	64.4%	59.5%
Allowance for Loan Losses/Loans	1.4%	1.5%

	Three months ended		Year ended
Average Balances:	December 31,		December 31,
	2003	2002	2003	2002
Average Total Assets	$201,650	$193,811	$204,795	$178,648
Average Loans	117,766	97,098	111,928	93,992
Average Earning Assets	195,622	180,053	190,278	165,528
Average Deposits	179,474	168,427	176,750	154,819
Average Other Borrowings	10,649	6,026	7,855	5,305
Average Shareholders' Equity	19,313	18,207	18,947	17,541

Asset Quality
Nonperforming Assets	$97	$144	$97	$144
Net Charge-offs (recoveries)	$211	$17	$(13)	$152
Net Charge-offs to Average Loans	0.18%	0.02%	-	0.16%

FIRST COMMUNITY CORPORATION
INCOME STATEMENT DATA
(Dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2002	2003	2002
Interest Income	$2,509	$2,572	$10,028	$9,847
Interest Expense	560	700	2,380	2,803

Net Interest Income	1,949	1,872	7,648	7,044
Provision for Loan Losses	35	105	167	677

Net interest income after provision
for possible loan losses	1,914	1,767	7,481	6,367

Non-Interest Income:
Deposit service charges	192	157	700	587
Mortgage origination fees	56	116	343	300
Securities Gains	-	-	-	61
Other	113	62	396	284

Total non-interest income	361	335	1,439	1,232

Non-Interest Expense:
Salaries and employee benefits	868	750	3,307	2,740
Occupancy	109	107	395	340
Equipment	242	166	803	629
Marketing and public relations	48	64	273	244
Amortization of intangibles	45	46	179	185
Other	290	327	1,201	1,239

Total non-interest expense	1,602	1,460	6,158	5,377

Income Before Taxes	673	642	2,762	2,222
Income Tax Expense	234	210	965	758

Net Income	$439	$432	$1,797	$1,464

Primary Earnings Per Share	$0.28	$0.27	$1.13	$0.92
Diluted Earnings Per Share	$0.26	$0.26	$1.08	$0.90

Average number of shares outstanding	1,593,102	1,587,970	1,590,052	1,584,033
Return on Average Assets	0.8%	0.9%	0.9%	0.8%
Return on Average Equity	9.1%	8.1%	9.5%	6.9%
Net Interest Margin	4.0%	4.3%	4.0%	4.2%

Post Office Box 64/ Lexington, SC 29071